Exhibit 99.1

PeopleString Launches Cost Per Share Advertising Platform

Pay only for Social Media Amplification

RED BANK, NJ, October 20, 2011: PeopleString Corporation (OTCBB: PLPE) today announced that it has launched a Cost Per Share “CPS” social media advertising platform at PeopleDeals.com.  CPS only charges advertisers when their offer is shared with their friends through social media such as Facebook, Twitter or SMS.  The platform builds on the company’s patent pending “Share It Up” technology that allows advertisers to create and launch deals that go up in value the more they are shared and charged only when the deal is “shared up” in value.

The CPS platform allows social media advertisers to create an incentive for people to share their deals while allowing them to only pay when social amplification occurs.  Advertisers can control how often and where a deal can be shared to reach its max value.  The Cost Per Share ad network allows advertisers to leverage their existing social fan bases to reach new customers and brand awareness.

“We are very excited for our new Cost Per Share Ad network, which we believe to be one of the first of its kind for social deals.  It’s kind of like Groupon meets Google,” stated Darin Myman, CEO of PeopleString. “We believe that the social endorsement technology of “Share It Up” combined with the CPS model lowers the barrier to entry and risk of social media marketing. ”

About PeopleString

PeopleString Corporation (OTCBB: PLPE) creates technologies that empower consumers to leverage their social networks to capitalize on the best national and local deals. PeopleString's patent pending "shareItUp" technology harnesses the power of social media to create coupons that go up in value when shared and rewards loyal customers who share their favorite merchants with others. PeopleString also offers patent pending "Insta Portal" technology which allows users to import pieces of their favorite websites into their own PeopleString homepage. For more information, visit www.peoplestring.com and www.peopledeals.com.

Forward-Looking Statements

Statements about the future expectations of PeopleString Corporation, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. PeopleString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, PeopleString Corporation's actual results could differ materially from expected results.

Contact:
Darin Myman
PeopleString Corporation
Darin@peoplestring.com
(732) 741-2840